Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143894

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED AUGUST 6, 2007, AS

SUPPLEMENTED BY PROSPECTUS SUPPLEMENT

NO. 1 DATED AUGUST 29, 2007, PROSPECTUS

SUPPLEMENT NO. 2 DATED OCTOBER 3, 2007 AND

PROSPECTUS SUPPLEMENT NO. 3 DATED JANUARY

23, 2008)

Verenium Corporation

$120,000,000 5.50% Convertible Senior Notes due 2027 and

18,750,000 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement No. 4 supplements and amends the prospectus dated August 6, 2007, as supplemented by prospectus supplement No. 1 dated August 29, 2007, prospectus supplement No. 2 dated October 3, 2007 and prospectus supplement No. 3 dated January 23, 2008, relating to the resale by certain securityholders of 5.50% Convertible Senior Notes due 2027 issued by Verenium Corporation, and the shares of common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated August 6, 2007, as supplemented by prospectus supplement No. 1 dated August 29, 2007, prospectus supplement No. 2 dated October 3, 2007 and prospectus supplement No. 3 dated January 23, 2008, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

The table and related footnotes in the “Selling Security Holders” section on pages 24–28 of the prospectus are hereby amended and supplemented as identified below.

				Common Stock Owned Upon Completion of the Offering
Name	Principal Amount of Notes Beneficially Owned and Offered Hereby (41)	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned before the Offering (1)	Number of Shares	Percentage
UBS Securities LLC (31)	4,000,000	3.3%	184,826	-	*

*Less than one percent

(1)	Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.
(31)	UBS Securities LLC is a registered broker dealer. UBS Securities LLC has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(41)	We believe any excess of the total amount of registered sales by selling securityholders is the result of (i) sales by selling securityholders who previously registered their shares in unregistered offers and the subsequent registration by the purchaser thereof, or (ii) registration by selling securityholders who had acquired their shares in a previously registered transaction.

We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. Any changed information will be set forth in further prospectus supplements and/or amendments. The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by each holder at an initial conversion price of $8.16 per share. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Because the selling securityholders may offer all or some portion of the notes or the conversion shares, we have assumed for purposes of the table above that the selling securityholders will sell all of the notes and all of the conversion shares offered by this prospectus. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their notes.

Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 6 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2008.